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                                                                 Exhibit 23.02


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Combined Incentive and Nonqualified Stock Option Plan, the 1998 Equity Incentive Plan, and the 1998 Directors Stock Option Plan, of Asymetrix Learning Systems, Inc. of our reports dated April 23, 1997, with respect to the consolidated financial statements and schedule of Asymetrix Learning Systems, Inc. for the year ended December 31, 1996, included in Pre-Effective Amendment No. 3 to the Registration Statement (Form S-1 No. 333-49037) and related Prospectus of Asymetrix Learning Systems, Inc., filed with the Securities and Exchange Commission.



                                                 /s/  ERNST & YOUNG LLP

                                                 ERNST & YOUNG LLP


Seattle, Washington
December 2, 1998